LightPath Technologies, Inc. 8-K

Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

LIGHTPATH TECHNOLOGIES, INC.

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of January 30, 2018, by and between LightPath Technologies, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company (the “Rights Agent”).

RECITALS:

WHEREAS, the Company is a party to that certain Rights Agreement dated May 1, 1998, as amended by that certain First Amendment to Rights Agreement dated February 25, 2008 (collectively, the “Agreement”), whereby the Rights Agent was appointed to act as agent for the Company and the holders of the Rights (as defined in the Agreement); and

WHEREAS, the Company and the Rights Agent desire to amend the Agreement upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, each of the parties hereto, on the basis of, and in reliance upon, the covenants, obligations, and agreements set forth herein, and upon the terms and subject to the conditions contained herein, agree as follows:

Section 1.

Recitals. Each of the parties hereto agree that the recitals set forth above are true and correct and are incorporated into the terms of this Amendment.

Section 2.

Amendment to the Agreement.

(a)

Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 3(a):

“Until the earlier of (i) the close of business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as a majority of the Continuing Directors shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (the earlier of (i) or (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (c) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage-prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more right certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.”

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(b)

Section 7(a) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 7(a):

“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, case or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the close of business on February 28, 2021 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”).”

Section 4.

Ratification and Acknowledgement. The Company and the Rights Agent hereby ratify, acknowledge, and agree to be bound by all the provisions, obligations, warranties, representations, and covenants of the Agreement as amended by this Amendment.

Section 5.

Miscellaneous.

(a)

Each reference that is made in the Agreement or any other writing to “this agreement” shall hereafter be construed as a reference to the Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Agreement shall remain in full force and effect and be unaffected hereby.

(b)

This Amendment shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts and laws.

(c)

This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

(d)

This Amendment may be executed in several counterparts and by facsimile signature, each of which constitute an original, but all which together shall constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned through their duly authorized representatives have caused this Amendment to be executed on their behalf, effective as of the day and year first above written.

COMPANY:

LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Dorothy M. Cipolla
Name:	Dorothy M. Cipolla
Title:	Chief Financial Officer

RIGHTS AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Kevin Jennings
Name:	Kevin Jennings
Title:	Vice President

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